Exhibit 5

                               437 Madison Avenue
                          New York, New York 10022-7001
                                 (212) 940-3000
                               Fax: (212) 940-3111
                           Direct Dial: (212) 940-3000

                                   May 3, 2004

DynTek, Inc.
18881 Von Karman Avenue
Suite 250
Irvine, CA  92612

Ladies and Gentlemen:

      We have acted as counsel to DynTek, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") intended to be filed by the Company subsequent to the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering with the SEC an aggregate of 34,044,668 shares (the "Shares") of common stock of the Company, par value $.0001 per share (the "Common Stock"), consisting of: (1) 21,410,500 Shares (the "Investor Shares") issued pursuant to the various purchase agreements among the Company and specified private placement purchasers and placement agents (the "Purchase Agreements"); and (2) 12,634,168 Shares to be issued pursuant to warrants and convertible debt instruments (the "Investor Warrants and Notes") issued to private placement purchasers pursuant to the Purchase Agreements and other instruments (the Purchase Agreements and the Investor Warrants and Notes are collectively referred to as the "Agreements").

      This opinion is being delivered to you in connection with the Registration Statement.

      In connection with the foregoing, we have examined, among other documents, copies of the following: (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to the date hereof, (iii) the By-Laws of the Company, as amended to the date hereof, (iv) the Purchase Agreements and
(v) the Investor Warrants and Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, agreements, and such other instruments and certificates of officers of the Company, and have made such investigations of law, as, in our experience, are necessary or appropriate as a basis for the opinions expressed below.


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DynTek, Inc.
May 3, 2004
Page 2

      As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

      In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

      In addition, we have assumed that, at or prior to the time of issuance and sale of any of the Shares: (i) no stop order shall have been issued in respect of the Registration Statement, (ii) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Shares or the ability or the capacity of the Company to issue any of the Shares, and (iii) the Company shall not have effected any material change to its Certificate of Incorporation or By-Laws or the Agreements.

      Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the corporate governance laws of the State of Delaware provided under the Delaware General Corporation Law.

      Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which Shares are issued pursuant to the Agreements, (b) the Shares to be issued pursuant to the Agreements have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the stockholders of the Company and the Board of Directors or a duly designated committee of the Board of Directors of the Company shall have been taken to duly authorize the Agreements and the issuance of warrants and notes, other rights and Common Stock to be issued pursuant to the Agreements (the "Corporate Action"), and (d) the warrants, notes, other rights and Shares to be issued pursuant to the Agreements have been delivered pursuant to and in accordance with the terms of the Agreements and related agreements and instruments against payment therefor in accordance with the terms of the relevant Corporate Action, the Agreements and related agreements and instruments, we are of the opinion that the aggregate 34,044,668 Shares to be
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DynTek, Inc.
May 3, 2004
Page 3

issued pursuant to the Agreements will have been duly authorized, validly issued, fully paid and non-assessable subject to the provisions of the Delaware General Corporation Law.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

      We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States of America, to the extent so required, in connection with the registration of the Shares.

      This opinion is intended solely for your benefit in connection with the transactions described above and, except as provided in the two immediately preceding paragraphs, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without our express prior written consent.

      This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

                                                     Very truly yours,

                                                 /s/ Nixon Peabody LLP

                                                     Nixon Peabody LLP